Exhibit 10.10

UNITED STATES DISTRICT COURT
FOR THE DISTRICT OF NEW JERSEY

LEWIS EDELSTEIN, Derivatively on	)
Behalf of Nominal Defendant	)	No. 07-00596 (FLW)
EMCORE CORPORATION,	)
)
Plaintiff,	)
)
v.	)
)
HOWARD W. BRODIE, REUBEN F.	)
RICHARDS, JR., RICHARD A. STALL,	)
THOMAS G. WERTHAN, CRAIG	)
FARLEY, THOMAS GMITTER, SCOTT	)
MASSIE, THOMAS J. RUSSELL,	)
ROBERT LOUIS-DREYFUS, ROBERT	)
BOGOMOLNY, CHARLES SCOTT and	)
JOHN GILLEN,	)
)
Defendants,	)
)
and	)
)
EMCORE CORPORATION,	)
)
Nominal Defendant.	)
)

MEMORANDUM OF UNDERSTANDING

WHEREAS, a derivative action captioned Edelstein v. Brodie, et al., Case No. 07-00596 (FLW) was filed on February 2, 2007 in the United States District Court for the District of New Jersey (the “Derivative Action”); and

WHEREAS, the Derivative Action was brought by a shareholder (“Lead Plaintiff”) of EMCORE Corporation (“EMCORE” or the “Company”) on behalf of Nominal Defendant EMCORE and alleges that, from 1999 to 2006 (the “Relevant Period”), stock option grants to officers and directors of the Company were improperly “backdated”; and

WHEREAS, the Company appointed a special committee of the Board of Directors (the “Special Committee”) to review the Company’s historical stock option grant procedures; and

WHEREAS, on November 6, 2006, in the Company’s Form 8-K filing, EMCORE announced that the Special Committee had concluded that it is likely that the measurement dates for certain EMCORE stock option grants differed from the recorded grant dates for such awards; and

WHEREAS, on November 15, 2006, EMCORE announced the results of its stock option grant review and the expectation that it would record non-cash charges for a stock-based compensation expense of approximately $24 million; and
WHEREAS, the Special Committee recommended certain remedial measures to address these issues, which the Company has implemented; and

WHEREAS, EMCORE has produced certain nonpublic documents to counsel for Lead Plaintiff in the Derivative Action relating to the stock option granting practices of EMCORE during the Relevant Period; and

WHEREAS, counsel for Lead Plaintiff in the Derivative Action conferred with counsel for EMCORE on multiple occasions to discuss possible additional remedial measures beyond those recommended by the Special Committee; and

WHEREAS, EMCORE and Howard W. Brodie, Reuben F. Richards, Jr., Richard A. Stall, Thomas G. Werthan, Craig Farley, Thomas Gmitter, Scott Massie, Thomas J. Russell, Robert Louis-Dreyfus, Robert Bogomolny, Charles Scott and John Gillen (collectively, the “Individual Defendants,” together, with EMCORE, the “Defendants”) and Lead Plaintiff in the Derivative Action, by and through their undersigned attorneys, have engaged in good faith, arms-length discussions with regard to the possible settlement of the Derivative Action (the Individual Defendants having conducted those negotiations through counsel for EMCORE) and the parties have reached an agreement in principle providing for the proposed settlement of the Derivative Action (the “Settlement”) on the terms and conditions set forth in this memorandum of understanding (“MOU”); and

WHEREAS, Defendants do not admit and expressly deny all of Lead Plaintiff’s claims in the Derivative Action; and

WHEREAS, Lead Plaintiff acknowledges and agrees that the execution of this MOU by the Defendants is not an admission on the part of any of the Defendants that they have in any way committed or attempted to commit any violation of law or breach of fiduciary duty, including a breach of any duty to EMCORE or its shareholders or otherwise acted in any improper manner; and

WHEREAS, both Lead Plaintiff and EMCORE believe that the proposed Settlement is in the best interests of EMCORE and EMCORE’s shareholders;

NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED, subject to approval of the Court and EMCORE’s Board, by and among the parties hereto, as follows:

1.           Principal Terms of Settlement.

a.	Stock Option Grants

(1)
Stock options granted to newly hired employees shall be granted to such employees on their first day of employment with an exercise price not less than 100% of the fair market value of the Company's stock, as defined by the Company's applicable stock option plan.  The Company’s Compensation Committee, after consultation with counsel, has determined that the historical practice of using the closing price on the grant date is consistent with the terms of the Plan and has memorialized that practice in a formal amendment as reported on a Form 8-K dated April 19, 2007.[1]

1“Fair Market Value” of a share of Stock as of a given date shall be: (i) if the Stock is listed or admitted to trading on an established stock exchange (including, for this purpose, The Nasdaq Global Market that comprises part of The Nasdaq Stock Market), the closing sale price for a share of Stock on the composite tape or in Nasdaq Global Market trading as reported in The Wall Street Journal (or, if not so reported, such other nationally recognized reporting source as the Committee shall select) for such date, or, if no such price is reported for such date, the most recent day for which such price is available shall be used; (ii) if the Stock is not then listed or admitted to trading on such a stock exchange, the closing sale price for a share of Stock on such date as reported by The Nasdaq Capital Market or, if not so reported, by the OTC Bulletin Board (or any successor or similar quotation system regularly reporting the market value of the Stock in the over-the-counter market), or, if no such price is reported for such date, the most recent day for which such price is available shall be used; or (iii) in the event neither of the valuation methods provided for in clauses (i) and (ii) above is practicable, the fair market value of a share of Stock determined by such other reasonable valuation method as the Committee shall, in its discretion, select and apply in good faith as of the given date; provided, however, that for purposes of paragraphs (a) and (b) of Section 6 of EMCORE’s Amended and Restated 2000 Stock Option Plan, such fair market value shall be determined subject to Section 422(c)(7) of the Internal Revenue Code of 1986.

(2)	The Company shall not change the exercise prices of any stock options after Compensation Committee approval, nor exchange stock options for other stock options with lower exercise prices.

(3)	The Company will prohibit any additions or modifications to the number of stock options granted to any employee after the Compensation Committee has approved the grants.

(4)
With respect to any yearly retention grants to employees, the Company will maintain the practice of awarding any retention grants to senior management on the same date and with the same exercise price as any retention grants awarded to non-senior management employees.

(5)
The exercise prices for all stock options granted to employees, except new-hire grants, shall be set at the closing price of the Company's common stock on the date on which the Compensation Committee approves the grants.  Lead Plaintiff requires that the exercise prices of all stock options shall be at least 100% of the fair market value of the Company's stock, as defined by the Company's applicable stock option plan, on the date on which the Compensation Committee approves the grants.

(6)
Other than new-hire grants, the Company’s CEO and Vice President of Human Resources will recommend to the Compensation Committee the recipients of grants and amount of stock options to be awarded to each grantee.  The Compensation Committee may consider and approve the CEO’s and Vice President of Human Resources’ recommendations in the exercise of their own judgment.  The Compensation Committee shall make grant determinations only at duly convened meetings and not through unanimous written consents.

(7)
All stock option grants will be communicated to employees as soon as practicable after the grant date, as required by applicable accounting rules.  Lead Plaintiff requires written documentation identifying grantees, amounts and prices of all stock options granted on a particular date shall be complete and final and approved by all members of the Compensation Committee on the date of grant.[2]  Grant packages shall be distributed to employees on or as soon as practicable following the grant date.  In the event such grant package is not available for distribution as of the grant date, an electronic communication shall be sent to the respective employee within two business days of the grant date.  Additionally, Lead Plaintiff requires that this signed documentation shall be transmitted to the Company's legal and accounting departments within seven (7) days of the grant.

(8)
The Company will designate a member of its in-house legal and accounting staffs to oversee documentation and accounting for all stock option grants.  Lead Plaintiff requires that the Compensation Committee shall designate one Company legal officer and one Company accounting officer who shall be responsible for ensuring compliance with applicable laws and regulations by option grantees (e.g., timely and accurate filing of SEC Forms 3, 4 and 5) and shall provide effective monitoring mechanisms to ensure that such laws and regulations, and the Company's policies, procedures and stock option plans, are followed.

(9)
The Board of Directors will conduct a biannual review of all new-hire grants to ensure compliance with the Company's policies and procedures.  Lead Plaintiff requires that the Board shall biannually conduct a review of all stock option grants to ensure compliance with the Company's policies, procedures and stock option plans.

(10)
The Company will monitor industry and regulatory practices and revise its practices as developments occur.  Lead Plaintiff requires that management shall annually assess the adequacy of the Company's internal controls with regard to stock option grants and shall report its assessment in the Company's annual report on internal controls pursuant to section 404 of the Sarbanes-Oxley Act.

2 Approval of grants will only occur at a duly convened meeting of the Compensation Committee.  However, many meetings are telephonic.  It is impractical to ask each member of the committee to sign the grant list at the time of the meeting as that presents the same potential problem as unanimous written consents.

(11)	Grants of stock options to new hires shall vest over a five-year period, 20% vesting per year. Retention grants for existing employees shall vest over a four-year period, 25% vesting per year.

(12)	The Company will comply with SEC disclosure rules regarding the grantees, amounts, dates, prices and vesting schedules of stock options.

(13)	The Company shall maintain all documentation relating to all stock option grants until at least seven (7) years after the expiration of the pertinent stock option grants.

b.	Insider Trading Policy

(1)	The Company shall maintain an Insider Trading Policy that provides as follows:

(a)
The Insider Trading Policy shall specifically prohibit all Company directors, officers and employees from trading in Company securities while in possession of material nonpublic information regarding the Company, including, but not limited to, (i) information regarding actual or estimated results of operations and earnings; (ii) proposals or agreements relating to mergers, acquisitions or divestitures; and (iii) information regarding significant contracts, patents or new product development.

(b)	The Insider Trading Policy shall encourage all directors and Section 16 officers who wish to trade in Company securities to adopt a valid trading plan pursuant to SEC Rule 10b-5-1.

(c)
The Insider Trading Policy shall require all Company employees who wish to trade in Company securities to do so only within prescribed "trading windows."  Each quarter there will be a Blackout Period beginning on the last day of the quarter and running until the business day after the earnings conference call of such quarter.  For example, with respect to the quarter ended March 31, if the earnings call is scheduled for Friday, May 3, the Blackout Period would run from March 31 through May 6, and trading could resume on May 7.  In addition, from time to time as a result of material corporate developments, the Company may impose additional Blackout Periods during which no trading may occur.  All Executives will be notified of the commencement and end of such Blackout Periods by the CFO or the General Counsel.

(2)
The Board shall appoint the Company's General Counsel or another senior officer to serve as the Company's "Trading Compliance Officer." The Trading Compliance Officer shall be responsible for developing (along with the full Board); presenting to the Board for approval; and monitoring and updating a comprehensive program (the "Trading Compliance Program") designed to ensure compliance with the foregoing insider trading policies and providing for appropriate sanctions for noncompliance.  The independent directors shall be responsible for direct oversight of the Trading Compliance Program and the Trading Compliance Officer and shall have regular access to the Trading Compliance Officer, including the opportunity to meet with the Trading Compliance Officer outside the presence of any other senior executives.

c.	Board of Directors

(1)	The Company shall revise its articles of incorporation and/or by-laws to require that at least a majority of the members of the Board be independent, where independence is defined as follows:

(a)	is not, and in the past three years has not been, employed by the Company or any of its subsidiaries or affiliates;

(b)
does not receive, and in the past three years has not received, any remuneration as an advisor, consultant or legal counsel to the Company or any of its subsidiaries, affiliates, executive officers or directors;

(c)
does not have, and in the past three years has not had, any contract or agreement with the Company or any of its subsidiaries or affiliates pursuant to which the director performed or agreed to perform any personal services for the Company;

(d)
does not have, and in the past three years has not had, any business relationship or engaged in any transaction with the Company or any of its subsidiaries or affiliates other than his or her service as a director;

(e)	is not, and in the past three years has not been, affiliated with or employed by any present or former independent auditor of the Company or any of its subsidiaries or affiliates;

(f)	is not, and in the past three years has not been, a director or executive officer of any company for which any executive officer of EMCORE Corporation serves as a director; and

(g)	is not a member of the immediate family of a person who is not independent pursuant to subsections a-f above.

(2)	Each independent director shall certify in writing that he or she is independent as defined above and shall immediately inform the Board of any change in his or her independent status.

(3)
In the event that the Chairman of the Board is not an independent director, the independent directors shall annually elect or reaffirm by majority vote a Lead Independent Director.  The holder of the Lead Independent Director position shall rotate at least once every two years.  In addition to the duties of all Board members, which shall not be limited or diminished by the Lead Independent Director's role, the specific responsibilities of the Lead Independent Director shall be to:

(a)
advise the Chairman of the Board as to an appropriate schedule of Board meetings, seeking to ensure that the independent directors can perform their duties responsibly while not interfering with the flow of the Company's operations;

(b)	provide the Chairman of the Board with input as to the preparation of agendas for Board and Committee meetings;

(c)
advise the Chairman of the Board as to the quality, quantity and timeliness of the flow of information from the Company's management that is necessary for the independent directors to effectively and responsibly perform their duties; and although the Company's management is responsible for the preparation of materials for the Board, the Lead Independent Director may specifically request the inclusion of certain material;

(d)	recommend to the Chairman of the Board the retention of consultants who report directly to the Board;

(e)	coordinate, develop the agenda and preside at executive sessions of the independent directors, which shall be held at least quarterly;

(f)	act as principal liaison between the independent directors and the Chairman of the Board on sensitive issues; and

(g)
evaluate, along with the members of the Compensation Committee (consistent with the Compensation Committee Charter) and the full Board, the CEO's performance and meet with the CEO to discuss the Board's evaluation.

(4)
The Company shall revise its articles of incorporation and/or by-laws to provide a reasonable procedure whereby any shareholder or group of shareholders who hold an aggregate of at least 20% of the Company's outstanding shares may nominate a candidate for election to the Board and have the nominee included in the Company's annual proxy materials.

(5)
The Company shall revise its articles of incorporation and/or by-laws to provide that, starting as of June 1, 2007, independent directors may serve on the Board for no more than a total of 10 consecutive years.  After serving a ten-year term during any period after June 1, 2007, an independent director must step down from the Board for at least one year before seeking re-election to the Board.

(6)	Directors shall participate in an initial orientation program upon election to the Board and, if required by the rules of the applicable listing exchange, in regular continuing education thereafter.

(7)	Absent extraordinary circumstances, each member of the Board shall attend each annual shareholder meeting in person.

d.	Compensation Committee

(1)
The Compensation Committee shall circulate a comprehensive and responsible set of assumptions, policies and procedures for determining executive compensation (e.g., company compensation levels should be compared to similar-sized businesses in similar industries or with similar profitability), and shall establish objective measures for all cash and non-cash compensation, including bonuses, stock options, stock grants and benefits such as health care; use of company vehicles; memberships; travel for friends, relatives or personal trips; personal housing; and tax or legal services paid for or provided by the Company.

(2)
At least once every three years the Compensation Committee shall select and retain an independent consultant to conduct a comparative study of the Company's executive compensation policies, practices, and procedures relative to other public companies and prepare and submit to the Compensation Committee a report and recommendations.

(3)
The Compensation Committee shall set, in writing, annual and long-term performance goals for each executive officer of the Company.  The Compensation Committee shall annually complete a written evaluation of each executive officer's performance against such goals and recommend compensation (including cash bonuses, stock options, restricted shares, performance shares or other performance-based compensation) to be awarded based on whether the goals have been achieved.

e.	Audit Committee

(1)
At least once every three years, the Audit Committee shall request that its independent auditing firm conduct a comprehensive review and assessment of the Company's internal controls and internal audit function, and prepare and submit to the Audit Committee a report and recommendations.

(2)	At least annually, the Audit Committee shall meet with the Company's internal auditors and independent auditors to review, discuss and approve the Company's accounting for stock-based compensation.

f.           The Company represents that three current or former Section 16 officers (the "Section 16 Officers") voluntarily tendered money or unexercised options to the Company, or otherwise committed to surrender the financial benefit that they may have received as a result of their exercise of any mispriced stock options that they were awarded since the Company became a public company (the "Tendered Payments"). The Company further represents that it has not repaid any of the Section 16 Officers any portion of the Tendered Payments or taken any action that has the effect of repaying the Section 16 Officers the Tendered Payments or otherwise compensating the Section 16 Officers for any surrendered mispriced options. The Company further warrants that it shall not in the future make any payments or take any action that has the effect of compensating the Section 16 Officers for any improper financial benefit resulting from their receipt of any options that the Company, in consultation with its auditors, determines were mispriced.

g.           EMCORE agrees that the settlement of the Derivative Action and the remedial measures specified herein provide a substantial benefit to EMCORE and its shareholders.

2.           Stipulation of Settlement.  This agreement is subject to the parties reaching agreement on a stipulation of settlement (the “Stipulation”) and such other documents (collectively, the “Settlement Documents”) as may be required in order to obtain a final judgment approving the settlement and then dismissing with prejudice the Derivative Action upon the terms set forth herein.  The parties to the Derivative Action shall work in good faith to agree upon and execute an appropriate Stipulation and Settlement Documents.  The parties agree to use their best efforts to agree upon and execute the Stipulation within 30 days after the date of signing this MOU.  The Stipulation will provide, among other things:

a.           That Lead Plaintiff, individually and derivatively on behalf of EMCORE and all of EMCORE’s shareholders during the Relevant Period, and his respective heirs, executors, administrators, representatives, agents, successors, transferees, and assigns will forever relinquish and release any and all claims, rights or causes of action, or liabilities whatsoever, whether asserted directly, individually, derivatively, or in a representative capacity, whether known or unknown or suspected to exist, whether based on federal, state, local, statutory, common, foreign, international, or any other law, rule, or regulation, and whether fixed or contingent, accrued or unaccrued, liquidated or unliquidated, or matured or unmatured, that have been or could have been asserted against the Individual Defendants, nominal defendant EMCORE, and each of their respective parents, subsidiaries, affiliates, predecessors, successors, agents, advisors or consultants (including, without limitation, any of their present or former officers, directors, the Board of Directors and any Committees of the Board of Directors, employees, agents, consultants, attorneys, stockholders, financial advisors, accountants, commercial bank lenders, investment bankers, representatives, affiliates, associates, parents, subsidiaries, general and limited partners and partnerships, heirs, executors, administrators, successors, and assigns), which arise out of or relate in any way to the allegations, transactions, acts, facts, matters or occurrences, representations, or omissions described, set forth, or referred to in the complaints in the Derivative Action or any amendment thereof, including but not limited to (1) claims related to options back-dating, forward-dating, spring-loading, bullet-dodging, or any other options dating practice, procedure or policy, (2) claims for breach of fiduciary duty, insider trading, misappropriation of information, failure to disclose, abuse of control, breach of EMCORE’s policies or procedures, waste, mismanagement, gross mismanagement, unjust enrichment, misrepresentation, fraud, violations of law, money damages, or other relief and (3) claims that arise out of or relate in any way to any stock-option grants made since the inception of EMCORE through the effective date of this Settlement (collectively, the “Settled Claims”);

b.           For the complete discharge, dismissal with prejudice, settlement and release of, and an injunction barring, any and all claims, rights, and causes of action, whether asserted directly, individually, derivatively, or in a representative capacity, whether known or unknown or suspected to exist, and whether based on federal, state, local, statutory, common, foreign, international, or any other law, rule, or regulation, whether fixed or contingent, accrued or unaccrued, liquidated or unliquidated, or matured or unmatured, that have been or could have been asserted in the Derivative Action or any amendment thereof, in this or any other court or forum, by EMCORE or any EMCORE shareholder on EMCORE’s behalf against the Individual Defendants, nominal defendant EMCORE, and/or each of their respective parents, subsidiaries, affiliates, predecessors, successors, agents, advisors, or consultants (including, without limitation, any of their present or former officers, directors, the Board of Directors and any Committees of the Board of Directors, employees, agents, consultants, attorneys, stockholders, financial advisors, accountants, commercial bank lenders, investment bankers, representatives, affiliates, associates, parents, subsidiaries, general and limited partners and partnerships, heirs, executors, administrators, successors, and assigns in the Derivative Action), including any and all claims that arise out of or relate in any way to the Settled Claims;

c.           That EMCORE and each of the Individual Defendants have denied and continue to deny all of the claims in the Derivative Action, and have denied and continue to deny having committed, aided, or attempted to commit any violations of law or breach of any duty of any kind or otherwise having acted in any improper manner;

d.           That Defendants are entering into the Stipulation because the proposed Settlement would eliminate the expenses, burdens, and risks associated with further litigation of the Derivative Action;

e.           That EMCORE is further entering into this Stipulation because it believes that the proposed Settlement is in the best interests of EMCORE and all of its shareholders;

f.           That neither the Settlement nor any of its terms shall constitute an admission or finding of wrongful conduct, acts or omissions; and

g.          That, subject to the order of the United States District Court for the District of New Jersey (the “Court”), pending entry of a final judgment based on the Settlement provided for in the Stipulation, Lead Plaintiff, and any and all other shareholders of EMCORE, are barred and enjoined from commencing, prosecuting, instigating, or in any way participating in the commencement or prosecution of any action asserting any Settled Claims, either directly, representatively, derivatively, or in any other capacity, against EMCORE or any Individual Defendant, including any and all claims that have been or could have been asserted in the complaint in the Derivative Action, or which arise out of or relate in any way to any of the transactions or events described in that complaint.

3.           Subject to prior Court approval of the form of the Settlement Documents and the approval of EMCORE’s Board, the parties to the Derivative Action will present the Settlement to the Court for hearing and approval as soon as practicable and for an Order dismissing the Derivative Action with prejudice and barring all claims that have been or might have been brought in any court or forum by EMCORE or any EMCORE shareholder on EMCORE’s behalf (including without limitation Gabaldon v. Brodie, et al., 07-03185 (D.N.J.), and Sackrison v. Brodie, et al., 07-3186 (D.N.J.)) relating to or arising out of any matter that was asserted or which could have been asserted against the Individual Defendants or nominal defendant EMCORE in the Derivative Action and without costs to any party (other than counsel fees and expenses as provided in paragraph 5 below).  EMCORE or its successor(s) in interest shall disseminate notice of the Settlement to its shareholders in such form as approved by the Court and shall be solely responsible to pay the costs and expenses related to providing such notice.

4.           Upon execution and filing of the Stipulation, Lead Plaintiff shall promptly apply to the Court for preliminary approval of the settlement and the scheduling of a hearing for final approval of the settlement and the application by Lead Plaintiff’s counsel for an award of attorneys’ fees and expenses.  The parties agree that the Stipulation will provide for the payment of attorneys’ fees, costs, and expenses to Lead Plaintiff’s counsel in an amount of $700,000, subject to Court approval, to be paid by the Company’s insurer on behalf of the Defendants into an interest bearing escrow account with a national banking association and subject to the terms of an escrow agreement within 10 business days of the Court’s order approving the Settlement.  Said monies will be paid out to Lead Plaintiff’s counsel immediately upon the Settlement becoming effective as set forth in paragraph 5 below.  Except as expressly provided herein, Lead Plaintiff and Lead Plaintiff’s counsel shall bear their own fees, costs, and expenses and no Defendant shall assert any claim for expenses, costs, and fees against Lead Plaintiff.

5.           The Settlement shall not become effective until the first date on which all of the following conditions have been satisfied, unless one or more of the conditions is expressly waived in writing by counsel for each of the parties:

a.           Approval by the EMCORE Board of the Stipulation;

b.           The entry of judgment by the Court in the Derivative Action approving the Settlement and dismissing with prejudice the Derivative Action without awarding costs to any party, except as provided herein; and

c.           The judgment referred to in subparagraph (b) above shall have become final and no longer subject to review, either by the expiration of the time for appeals therefrom with no appeals having been taken or, if an appeal is taken and not dismissed, by the determination of the appeal by the highest court to which such appeal may be taken in such a manner as to permit the consummation of the Settlement in accordance with the terms and conditions of the Stipulation.

6.           This MOU shall be null and void and of no force and effect if any of the conditions set forth in paragraph 5 are not met.  In the event the Settlement is not consummated for any reason: (a) the parties will revert to their litigation positions immediately prior to the execution of this MOU; (b) the fact and terms of this Settlement shall not be admissible in any trial of this or any other Action;  (c) this MOU shall not be deemed to prejudice in any way the positions of the parties with respect to the Derivative Action, or to constitute an admission of fact by any party in any respect, and shall not entitle any party to recover any costs or expenses incurred in connection with the implementation of this MOU; and (d) none of the terms of this MOU shall be effective or enforceable, except for this Paragraph.

7.           This MOU may be executed in counterparts, including by signature transmitted by facsimile.  Each counterpart when so executed shall be deemed to be an original, and all such counterparts together shall constitute the same instrument.  The undersigned signatories represent that they have authority from their clients to execute this MOU.  The terms of this MOU shall inure to and be binding upon the parties and their respective agents, executors, heirs, successors and assigns, subject to the conditions set forth herein.

8.           This MOU and the Settlement contemplated by it shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without regard to conflict of laws principles.

9.           Lead Plaintiff and his counsel represent and warrant that Lead Plaintiff has continuously owned shares of EMCORE common stock throughout the Derivative Action and none of the claims or causes of action asserted in the Derivative Action, including any Settled Claims, has been assigned, encumbered or in any manner transferred in whole or part.

10.           Each of the attorneys executing this MOU has been duly empowered and authorized by his/her respective client(s) to do so.

11.           Except as provided herein, neither EMCORE nor any Individual Defendant shall bear any expenses, costs, damages, or fees alleged or incurred by Lead Plaintiff or any other plaintiff in this action, or the attorneys, experts, advisors, agents or representatives of Lead Plaintiff or any other plaintiff in this action.

12.           This MOU may be modified or amended only by a writing signed by the signatories hereto.

13.           Neither the existence of this MOU nor the provisions contained herein shall be deemed a presumption, concession, or admission by EMCORE or any Individual Defendant of any breach of duty, liability, default, or wrongdoing as to any facts or claims alleged or asserted in the Derivative Action, or in any other actions or proceedings, and shall not be interpreted, construed, deemed, invoked, offered, or received in evidence or otherwise used in the Derivative Action or any other action or proceeding of any nature whatsoever.  Provided, however, that EMCORE and/or the Individual Defendants may file or offer into evidence the Stipulation, the Final Judgment, and/or the releases executed pursuant thereto in any action or proceeding that may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, good-faith settlement, judgment bar, reduction, or any other theory of claim preclusion or issue preclusion or defense or counterclaim similar to claim or issue preclusion.

IT IS HEREBY AGREED by the undersigned as dated below.

DATED: September 26, 2007	SCHIFFRIN BARROWAY TOPAZ & KESSLER, LLP

	By:	/s/ Eric Zagar
Eric Zagar
Michael Hynes
Alison Clark

280 King of Prussia Road
Radnor, PA 19087
Telephone: (610) 667-7706
Facsimile: (610) 667-7056

Lead Counsel for Lead Plaintiff in the Derivative Action

LITE DEPALMA GREENBERG & RIVAS, LLC
Joseph L. DePalma
Susan D. Pontonriero
Two Gateway Center, 12th Floor
Newark, NJ 07102
Tel: (973) 623-6000
Fax: (973) 623-0858

Liaison Counsel for Lead Plaintiff in the Derivative Action

DATED: September 24, 2007	JENNER & BLOCK LLP

	By:	/s/ Michael K. Lowman
Michael K. Lowman
Howard S. Suskin

330 North Wabash Avenue
Chicago, IL 60611
Tel: (312) 923-2604
Fax: (312) 840-7604

Richard Ross
CARELLA, BYRNE, BAIN, GILFILLAN, CECCHI, STEWART & OLSTEIN
5 Becker Farm Rd.
Roseland, NJ 07068
Tel: (973) 994-1700
Fax: (973) 994-1744

Attorneys for EMCORE, Inc

DATED: September 20, 2007
	By:	/s/ Jerry Isenberg
Jerry Isenberg

ALSTON & BIRD LLP
The Atlantic Building
950 F Street NW
Washington, D.C. 20004
Tel: (202) 756-5596
Fax: (202) 654-4886

Attorney for Individual Defendants Dr. Richard A. Stall, Thomas Gmitter, and Craig Farley

DATED: September 20, 2007
	By:	/s/ James R. Doty
James R. Doty

BAKER BOTTS LLP
The Warner
1299 Pennsylvania Ave, NW
Washington, D.C. 20004
Tel: (202) 639-7792
Fax: (202) 585-1018

Attorney for Individual Defendant Reuben F. Richards, Jr.

DATED: September 20, 2007
	By:	/s/ Seymour Glanzer
Seymour Glanzer

DICKSTEIN & SHAPIRO LLP
1825 Eye Street NW
Washington, D.C. 20006
Tel: (202) 420-2210
Fax: (202) 420-2201

Attorney for Individual Defendant Robert Bogomolny

DATED: September 24, 2007
	By:	/s/ David Kistenbroker
David Kistenbroker

KATTEN MUCHIN ROSEMAN, LLP
The Warner
525 West Monroe Street
Chicago, IL 60661
Tel: (312) 902-5452
Fax: (312) 577-4481

Attorney for Individual Defendants Thomas Werthan and Scott Massie

DATED: September 20, 2007
	By:	/s/ Robert Mahoney
Robert Mahoney

NORRIS, MCLAUGHLIN & MARCUS, P.A.
P.O. Box 1018
Somerville, NJ 08876
Tel: (908) 722-0700
Fax: (908) 722-0755

Attorneys for Individual Defendant Howard W. Brodie

DATED: September 21, 2007
	By:	/s/ Michael R. Young
Michael R. Young

WILLKIE FARR & GALLAGHER, LLP
787 Seventh Avenue
New York, NY 10019
Tel: (212) 728-8280
Fax: (212) 728-9280

Attorney for Individual Defendants John Gillen, Robert Louis-Dreyfus, Thomas J. Russell, and Charles Scott